Exhibit 5.1

[Letterhead of Fox Rothschild LLP]

July 17, 2015

Radiant Logistics, Inc.

405 114th Avenue, S.E., Third Floor

Bellevue, Washington 98004

Ladies and Gentlemen:

We have served as counsel to Radiant Logistics, Inc., a Delaware corporation (the “Company”), and certain of its stockholders (collectively the “Selling Stockholders”), in connection with their entry into an underwriting agreement dated July 16, 2015, by and among the Company, the Selling Stockholders, and the several underwriters named therein (the “Underwriters”) for whom Cowen and Company, LLC and BB&T Capital Markets, a Division of BB&T Securities, LLC, are acting as representatives (the “Underwriting Agreement”), pursuant to which the Company may sell up to 6,133,334 shares of Common Stock, par value $0.001 per share (the “Company Shares”) and the Selling Stockholders may sell up to 1,533,333 shares of Common Stock (the “Selling Stockholders Shares”), including 800,000 Company Shares and 200,000 Selling Stockholder Shares the underwriters have the option to purchase under the terms of the Underwriting Agreement, pursuant to a registration statement on Form S-3 (Registration No. 333-203821) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a base prospectus dated May 28, 2015, a preliminary prospectus supplement dated July 15, 2015, and a final prospectus supplement dated July 17, 2015 (all of the foregoing, collectively, the “Prospectus”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and when issued and sold in accordance with and in the manner set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholders Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

Radiant Logistics, Inc.

This opinion is limited to the Delaware General Corporation Law and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K (and the incorporation of this opinion into the Registration Statement by reference), and to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Fox Rothschild LLP